Exhibit 10.1

April 19, 2016

BioAmber Sarnia Inc.

1201 Vidal Street South

Sarnia, Ontario N7T 7M2

Attention of:Mario Saucier, Chief Financial Officer

Re:Letter of Offer of financing no. 101222-01 granted to BioAmber Sarnia Inc.

Sir,

On the basis of the preliminary information obtained from the Borrower and subject to the acceptance of the present letter of offer of financing, as amended from time to time (the “Letter of Offer”), BDC Capital Inc. (“BDCC”), a wholly owned subsidiary of Business Development Bank of Canada (the “Bank”) is prepared to grant the following financing (the “Financing”). This Letter of Offer supersedes and replaces the letter of offer of financing dated February 19, 2016.

FINANCING PURPOSE
Working Capital for Growth	$35,000,000.00
$35,000,000.00
FUNDING
BDCC Mitsui Equity Investment	$10,000,000.00 $25,000,000.00
$35,000,000.00

No change to the Financing purpose or funding may be made without BDCC’s prior written consent.  The proceeds of the Financing may only be used for this Financing purpose.

The Letter of Offer is open for acceptance until April 20, 2016 (the “Acceptance Date”).  Unless the Letter of Offer executed by the Financing Parties is received by BDCC no later than the Acceptance Date, the Letter of Offer shall automatically become null and void.

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BORROWER:	BioAmber Sarnia Inc. (the “Borrower”).

FINANCING AMOUNT:	$10,000,000.00, in Canadian currency.

INTEREST RATE:

The Financing and all other amounts owing by the Financing Parties pursuant to the Financing Documents shall bear interest at the following rate:

Fixed Rate

13.0% per year, being BDCC’s Base Rate of 5.050% per year plus a variance (the “Variance”) of 7.950% per year.

The Interest Expiration Date for this fixed interest rate plan is February 15, 2022.

INTEREST CALCULATION:

Interest shall be calculated daily on the outstanding principal, commencing on the date of the first disbursement, both before and after maturity, default and judgment.

Interest on outstanding principal arrears shall bear interest at the rate applicable to the Financing. Arrears of interest or interest on additional return and other amounts owing by the Financing Parties pursuant to the Financing Documents shall bear interest at the BDCC’s Base Rate plus 5%. In any event, interest on arrears shall be calculated daily and compounded monthly.

MATURITY DATE:	March 15, 2022 or the date on which the last principal payment hereunder is scheduled to be made, which ever date comes last (the “Maturity Date”).

REPAYMENT:

Instalments and Balloon Payment

Principal of the Financing shall be  payable by way of equal consecutive monthly instalments of $165,000.00 commencing on April 15, 2017 and continuing up to and including February 15, 2022 and by way of one balloon payment of $265,000.00, payable on the Maturity Date.  The amounts of the principal instalments are as follows:

Instalments Nos.

Amount of Instalment

1-59

$165,000.00

60

$265,000.00

Interest is payable monthly in arrears on the 15th day of the month (the “Payment Date”) commencing on the next occurring Payment Date following the first advance on the Financing.

On the Maturity Date, the balance of the Financing in principal and interest and all other amounts owing pursuant to the Financing Documents will become due and payable.

		Instalments Nos.	Amount of Instalment	1-59	$165,000.00	60	$265,000.00
Instalments Nos.	Amount of Instalment
1-59	$165,000.00
60	$265,000.00

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PREPAYMENT:

The Borrower may prepay at any time all or part of the outstanding principal provided that the Borrower pays to BDCC:

(i)the full or partial amount of the Financing, as applicable,

(ii)all interest, any fixed component of the additional return and any other expenses then due, and

(iii)the Prepayment Bonus.

Partial prepayments shall be applied regressively on the then last maturing instalments of principal.

The occurrence of any event of default listed in Schedule A – Section V resulting in BDCC demanding repayment of the Financing prior to the Maturity Date will be deemed to be a prepayment, and the Borrower will pay to BDCC:

(iv)the outstanding balance of the Financing,

(v)all interest, any fixed component of the additional return and any other expenses then due, and

(vi)the Prepayment Bonus.

Notwithstanding any event of default or any prepayment of the Financing, in whole or in part, prior to the Maturity Date, any variable component of the additional return of the Financing (bonus, royalties or other, if applicable) remains payable when due, as herein set forth, until maturity as if the Financing had not been repaid or deemed to be repaid prior to the Maturity Date and all obligations related thereto as well as any security granted in connection therewith shall remain in full force and effect until all such obligations are fully satisfied, whether such obligations arise from the present agreement or from any security granted in connection thereto.

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SECURITY:

As collateral security for the fulfilment of all present and future obligations of the Borrower, each of the Financing Parties, as applicable, shall provide BDCC with the following security or guarantees (collectively the “Security”), namely:

a)a General Security Agreement, granting a general and continuing security interest in all of the Borrower’s present and after acquired personal property and, without limiting the foregoing, on all present and future assets of the Borrower related to intellectual property of the Borrower including, without limitation, patents, trademarks, domain names, source codes, licences and any other forms of intellectual property including those already known (the “Intellectual Property”). This security interest shall be subordinated in rank to the security granted in favour of: i) a financial consortium comprised of Comerica Bank, Export Development Canada and Farm Credit Canada for a senior secured loan in the principal amount of $20,000,000.00; and ii) Ministry of Economic Development, Employment and Infrastructure (Strategic Jobs and Investment Fund) for a secured loan in the principal amount of $15,000,000.00;

b)a third readvanceable mortgage on land (approx. 47,000 sq. ft.) (legally described as:

PIN 43286-0049(LT), DIVISION FROM 43286-0009

PART LOT 4, REGISTRAR’S COMPILED PLAN 725 DESIGNATED AS PARTS 24, 27 TO 31 INCLUSIVE, 33, 34 & 60, PLAN 25R-9996; S/T EASEMENT OVER PARTS 27, 28, 29, 33 & 60, PLAN 25R-9996 AS IN LA112234; T/W L682726, L758934, L758939, L758940, L758956, L758957, L758958, L919917, L919918, L919919, L919920; TOGETHER WITH AN EASEMENT OVER PARTS 6, 7, 18 TO 23, INCL., 25, 26, 32, 36 TO 38, INCL., 52, 53, 57 TO 59, INCL., & 61, PLAN 25R-9996 AS IN

LA112234; TOGETHER WITH AN EASEMENT OVER PART 7, PLAN 25R-5727 SAVE & EXCEPT PTS 1 TO 4, INCL., PLAN 25R-6556 & PTS 1 & 2, PLAN 25R-8237 AS IN LA112241; CITY OF SARNIA

and buildings located at 1201 Vidal Street South, Sarnia, Ontario V7T 7V8 [building location survey or title insurance required]. The first mortgage holder is limited to $20,000,000.00 and the second mortgage holder is limited to $15,000,000.00  with no changes to any of the terms or conditions without the prior written consent of BDCC;

c)an assignment of the Technology License Agreement between the Borrower and BioAmber International S.A R.L., to BDCC of the intellectual property for the manufacture of crystalline bio-based succinic acid, enforceable upon the occurrence of an event of default under the terms of the Financing, and subject to the prior rights of i) the financial consortium comprised of Comerica Bank, Export Development Canada and Farm Credit Canada for the senior secured loan in the principal amount of $20,000,000.00; and ii) Ministry of Economic Development, Employment and Infrastructure (Strategic Jobs and Investment Fund) for the secured loan in the principal amount of $15,000,000.00;

d)an agreement from BioAmber International S.A R.L. to BDCC not to encumber the intellectual property which is licensed to the Borrower to secure any loan or other financing to or for the Borrower;

e)a Consent and Subordination Agreement between the Borrower, Lanxess Inc. and BDCC;

f)such other documents as BDCC may reasonably request in order to register and/or to perfect the Security to be granted to BDCC as provided hereunder.

All security documents shall be in form and substance satisfactory to BDCC and prepared by BDCC’s legal counsel.

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CONDITIONS PRECEDENT TO DISBURSEMENT:

Any obligation to make any advance under the Letter of Offer is subject to the following conditions being fulfilled to the entire satisfaction of BDCC:

Receipt by BDCC of:

-The Security in form and substance satisfactory to BDCC, registered as required to perfect and maintain the validity and rank of the Security, and such certificates, authorizations, resolutions and legal opinions as BDCC may reasonably require, including legal opinions on the existence and corporate capacity of the Financing Parties as well as on the validity and enforceability of the Security;

-Written evidence, including evidence of payment, attesting that the Financing Parties have obtained all the other sources of financing, as applicable, on terms acceptable to BDCC, acting reasonably;

-Financial and other information relating to each Financing Party and their businesses as BDCC may reasonably require, including, without limiting the foregoing, for any disbursement occurring more than ninety (90) days after year end, the Borrower will provide BDCC with audited annual financial statements and the certificate of compliance provided to secured senior lenders;

-Evidence and confirmation of the Mitsui & Co. Ltd. equity investment of $25,000,000.00 into the Borrower, on terms and conditions acceptable to BDCC, before or concurrent with the Financing;

-The financial consortium comprised of Comerica Bank, Export Development Canada and Farm Credit Canada to provide a waiver of the debt service coverage ratio financial covenant until September 30, 2017, satisfactory to BDCC;

-The financial consortium comprised of Comerica Bank, Export Development Canada and Farm Credit Canada, Ministry of Economic Development, Employment and Infrastructure (Strategic Jobs and Investment Fund), Sustainable Chemistry Alliance, and any other lenders with debt restrictions, to provide consent to the BDCC financing of $10,000,000.00 to the Borrower, satisfactory to BDCC;

-Verification that the coverage in place for property insurance, commercial general liability insurance and pollution liability insurance for the Borrower is satisfactory, by BDCC’s external counsel.

Completion to the satisfaction of BDCC of the following events:

-Legal due diligence of the Financing Parties.

Furthermore, without limiting the foregoing:

No Material Adverse Change in the financial situation of the Financing Parties or in the risk evaluation shall have occurred as at the date of any disbursement of the Financing and the Borrower shall provide updated in-house financial statements never older than 60 days which compare favourably with budgets provided and which show no Material Adverse Change in the financial situation of the Borrower since the last audited financial statements submitted to BDCC and the internal financial statements submitted to BDCC at the time of authorization. The Borrower shall provide BDCC with the compliance certificate provided to the secured senior lender.

All the representations and warranties made by the Borrower and its representatives shall be true and exact as at the date of any disbursement of the Financing and a certificate to that effect must be signed by the Borrower and its representatives prior to any such disbursement.

The Borrower shall have transferred in favour of BDCC all the rights which the Borrower holds in any all-risk insurance, including fire insurance, policies affecting its assets, BDCC being designated by the Borrower as loss payee on such policies for the full amount of the Financing, subject to the rights of the senior secured lenders.

The Financing Parties shall not be (i) in default pursuant to the terms of any other contract, agreement or obligation entered into or executed in favour of BDCC nor (ii) in default under any other agreement with any third party for the granting of a loan or other financial assistance.

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UNDERLYING CONDITIONS:

So long as any amount owing pursuant to the Financing Documents remains unpaid, the following conditions shall be met:

a)Requested documents:

(i)The Borrower shall remit to BDCC its annual audited financial statements, within 120 days after the end of their respective financial year;

(ii)The Borrower shall remit to BDCC its internal  financial statements, on a monthly basis, on a separate basis, within 30 days after the end of each month;

(iii)The monthly internal  financial statements remitted to BDCC shall have a comparative section with the results of the corresponding period of the last financial year;

(iv)The Borrower shall remit to BDCC any compliance certificate for the secured senior lender on the applicable reporting period, within 45 days after the period end;

(v)The Borrower shall remit further to any change in the enterprise or on demand to BDCC (i) a corporate ownership chart, (ii) an organizational chart and (iii) an updated list of employees reporting to the President and CEO;

(vi)The Borrower shall remit annually to BDCC a listing of all aged accounts payable and accounts receivable with a copy of the approved annual budget;

(vii)From time to time, BDCC may request, and the Borrower shall provide to BDCC the financial statements of any parent or related companies.

b)Each of the Financing Parties must provide BDCC, as quickly as possible, with the financial statements and reports and any other financial information that BDCC may reasonably require from time to time;

c)Unfunded capital expenditures of the Borrower in excess of $250,000.00 per annum will require the prior written consent of BDCC;

d)The Borrower will not provide any guarantees to support any parent or related companies without the prior written consent of BDCC.

In addition, so long as any amount owing under or pursuant to this Letter of Offer or any other Financing Document remains unpaid, the financial ratios mentioned below must be met at all time by the Borrower, tested on a quarterly basis:

a)A Term Debt to Tangible Equity Ratio of a maximum of 0.85:1. For the calculation of the ratio, the Financing is considered Term Debt; and

b)A Debt Service Coverage ratio of at least 1.10:1, commencing the quarter ending September 30, 2017 and increasing to at least 1.50:1 for the quarter ending June 30, 2019 and thereafter. Debt Service Coverage will be equal to the sum of net income before interest, taxes, depreciation, amortization less any shareholder distributions and unfinanced capital expenditures divided by the current portion of long term secured debt (excluding unsecured debt) plus interest expense.

The above mentioned ratios shall be calculated on the basis of the financial statements of the Borrower.

BDCC agrees to reduce its interest rate variance by 1.0% provided the Borrower is in compliance with all terms and conditions of the Financing and in compliance with all terms and conditions of its financing with all other lenders, and EBITDA is at least $5,600,000.00 based on the December 31, 2016 audited financial statements of the Borrower. For the purposes here EBITDA shall mean earnings before interest, taxes, depreciation and amortization.

BDCC agrees to reduce its interest rate variance by 1.25% in the event that the second mortgage holder provides BDCC a priority position for the BDCC mortgage, subordinating and postponing its second mortgage to BDCC’s third mortgage.

The Borrower will not make any Distribution except for a Permitted Distribution or a Permitted Royalty Payment.

For the purposes hereof, “Distribution” means (i) the retirement, redemption, retraction, purchase, or other acquisition by the Borrower of any of its shares, (ii) the declaration or payment of any dividend, return of capital or other distribution (in cash, securities or other property or otherwise, other than solely in shares) of, on or in respect of, the Borrower’s shares, (iii) any other payment or distribution (in cash, securities or other property, or otherwise, other than of its shares) by the Borrower of, on or in respect of any of its shares, (iv) all payments (in cash, assets, obligations or otherwise ) of principal of, interest on or other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking fund or other analogous fund for, or the purchase, redemption, retirement or other acquisition of debt owing to the shareholders of the Borrower or any person that is not at arm’s length to the Borrower and each of its shareholders, (v) any advisory, administration, consulting, licensing or management or service fee or charge or any similar fee or charge or bonus payment paid or payable to shareholders of the Borrower or any person that is not at arm’s length to the Borrower and each of its shareholders, (vi) any payment by such person on account of any principal of any loans or advances owed by it to any shareholder of the Borrower or any person that is not at arm’s length to the Borrower and each of its shareholders, (vii) any loan, advance or other financial assistance provided to any shareholder of the Borrower or any person that is not at arm’s length to the Borrower and each of its shareholders, (viii) any transfer by the Borrower of any of its assets for consideration of less than the fair market value thereof to any shareholder of the Borrower or any person that is not at arm’s length to the Borrower and each of its shareholders, and/or (x) any other payment of any nature (but excluding additional capital stock of the Borrower) to any shareholder of the

Borrower or any person that is not  at arm’s length to the Borrower and each of its shareholders.

For the purposes hereof, “Permitted Distribution” means (i) a Distribution in respect of shares of the Borrower or (ii) any management or service fees or bonus payments paid by the Borrower to its shareholders or to BioAmber Inc. provided:

(a)no default or Event of Default has occurred and is continuing under the Financing and no default or Event of Default could reasonably be expected to occur under the Financing after giving effect to such proposed Permitted Distribution;

(b)no default or event of default has occurred and is continuing under the loans from the senior lenders to the Borrower and no default or event of default could reasonably be expected to occur under such loans after giving effect to such proposed Permitted Distribution;

(c)the Debt Service Coverage ratio is at least 1.50:1 both before and after any proposed Distribution;

(d)there are sufficient cash reserves on the balance sheet of the Borrower to meet the next sixty (60) days of projected operating costs; and

(e)a notice is provided to BDCC if the Borrower proposes to make a Permitted Distribution, not less than 10 business days prior to the proposed date of the Permitted Distribution. Such notice shall certify compliance by the Borrower with all conditions.

For the purposes hereof, “Permitted Royalty Payment” means the royalties due and payable to BioAmber International S.A R.L. pursuant to the amended and restated process and technology license agreement dated as of January 24, 2014 among the Borrower, BioAmber International S.A R.L. and BioAmber Inc. provided:

(a)no default or Event of Default has occurred and is continuing under the Financing and no default or Event of Default could reasonably be expected to occur under the Financing after giving effect to such proposed Permitted Royalty Payment;

(b)no default or event of default has occurred and is continuing under the loans from the senior lenders to the Borrower and no default or event of default could reasonably be expected to occur under such loans after giving effect to such proposed Permitted Royalty Payment;

(c)the Permitted Royalty Payment is permitted to be paid under the loan agreement dated June 20, 2014 between the Borrower and the financial consortium comprised of Comerica Bank, Export Development Canada and Farm Credit Canada.

Notwithstanding the restrictions contained in Schedule “A”, or anything to the contrary contained in this Letter of Offer or in any of the Security, a sale or transfer of shares in the capital of the Borrower between Mitsui & Co. Ltd. and BioAmber International S.A R.L. and the issuance of shares in the capital of the Borrower to either Mitsui & Co. Ltd. and BioAmber International S.A R.L. is permitted and shall not be deemed to constitute a Change of Control.

If:

(a)Mitsui & Co., Ltd. (“Mitsui”) guarantees the term credit facility in the principal amount of $20,000,000.00 (the “Senior Loan”) in favour of the financial consortium comprised of Comerica Bank, Export Development Canada and Farm Credit Canada (the “Consortium”); and

(b)either (i) Mitsui fully repays the Senior Loan, or (ii) Mitsui advances a loan to the Borrower and the Borrower forthwith after receipt from Mitsui of such loan fully repays the Senior Loan; and

(c)all the terms and conditions of the loan owing to Mitsui (the “Mitsui Loan”) are no less favourable to the Borrower than the terms and conditions of the Senior Loan, (provided that the interest rate under the Mitsui Loan shall be as mutually agreed by Mitsui and BioAmber Inc., based on the range between the interest rate in effect at the time under the Senior Loan and the rate offered by BDCC), including the non-accelerated repayment schedule and security (other than any rights or benefits under any intercreditor agreement with BDCC);

Then:

The Borrower shall be permitted to make the regular non-accelerated non-default payments of principal and interest to Mitsui under the Mitsui Loan in the same manner as the Senior Loan, which payments shall be a Permitted Distribution. Furthermore, if thereafter BioAmber  Inc. or BioAmber International S.A R.L makes an equity contribution to the Borrower (the “BioAmber Equity Contribution” ) for the sole purpose of repaying all or any part of the outstanding amount of the Mitsui Loan which has not been converted to equity, then an amount not exceeding the BioAmber Equity Contribution shall be permitted to be used by the Borrower to repay the Mitsui Loan, within 60 days after receipt by the Borrower of the BioAmber Equity Contribution, which repayment to Mitsui shall be a Permitted Distribution.

DISBURSEMENT:

Unless otherwise authorized and except for refinancing of BDCC loans, funds will be disbursed to BDCC’s legal counsel who will confirm to BDCC the execution, delivery and registration of the security. The latter may, if they have provided their final invoicing concurrently with the above confirmation, pay it from the disbursed funds. Any subsequent fees or disbursement shall be collected directly from the Borrower.

BDCC may cancel any portion of the Financing which has not been disbursed after six months from February 16, 2016 (the “Authorization Date”).

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FEES:

Cancellation Fee

Unless the Financing has been disbursed by February 16, 2017 (the “Lapsing Date”), the Borrower shall pay BDCC a cancellation fee of $500,000.00.

In case of partial disbursement not already provided for in this Letter of Offer, any part of the Financing that has not been disbursed by the Lapsing Date will be cancelled. If more than 50% of the Financing is cancelled, the Borrower shall pay a prorated part of the above stated cancellation fee proportionate to the percentage of the Financing cancelled.

The cancellation fee is payable on demand and is liquidated damages, not a penalty, and represents a reasonable estimate of BDCC's damages should the Financing be cancelled or allowed to lapse in whole or in part.

Standby Fee

Commencing nine months after the Authorization Date, the Borrower shall pay BDCC a non-refundable standby fee calculated at a rate of 3.0% per annum on the portion of the

Financing which has not been advanced.  This fee shall be calculated daily and be payable in arrears commencing on the next occurring Payment Date and on each Payment Date thereafter.

Financing Management Fee

The Borrower shall pay BDCC a non-refundable management fee of $250.00 per month. This management fee is payable on the date of the first Payment Date following the advance of the Financing and monthly on each Payment Date thereafter, until the Maturity Date.

Legal Fees and Expenses

The Borrower shall pay all legal fees and expenses of BDCC incurred in connection with the Financing and the Financing Documents including the enforcement of the Financing and the Financing Documents.  All legal fees and expenses of BDCC in connection with any amendment or waiver related to the foregoing shall also be for the account of the Borrower.

The Borrower’s obligation to indemnify BDCC under this Section continues before and after default and notwithstanding repayment of the Financing or discharge of any part or all of the Security.

REPRESENTATIONS AND WARRANTIES:

The Borrower makes the representations and warranties in Schedule A – Section III.  These representations and warranties shall survive the execution of the Letter of Offer and shall continue in force and effect until the full payment and performance of all obligations of the Financing Parties pursuant to the Financing Documents.

COVENANTS:

So long as any amount owing pursuant to the Financing Documents remains unpaid, the Borrower shall perform the covenants set forth in Schedule “A” – Section IV.

Without limiting the above, the Borrower will notify BDCC of its intent to use IFRS and acknowledges, by undertaking to sign the resulting amended forms or contracts, that there may be modifications required to the calculation of EBITDA, Excess Available Funds, required ratios and to other pertinent calculations to ensure the spirit of the underlying conditions is maintained.

EVENTS OF DEFAULT:

The occurrence of any of the events listed in Schedule A – Section V constitutes an event of default under the Letter of Offer.  If a default occurs, any obligation of BDCC to make any advance, shall, at BDCC’s option, terminate and BDCC may, at its option, demand immediate payment of the Financing and enforce any security, the whole without any prejudice to the covenants of the Financing Parties to pay the Royalties, the Bonus on Sale, the Bonus Equity or the Prepayment Bonus, as applicable, if a portion of the Financing has been disbursed before the occurrence of the default justifying the application of this paragraph.

CONFLICTS:

The Financing Documents constitute the entire agreement between BDCC and the Financing Parties.  To the extent that any provision of the Financing Documents is inconsistent with or in conflict with the provisions of the Letter of Offer, the provisions of the Letter of Offer shall govern.

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INDEMNITY:

The Borrower shall indemnify and hold BDCC harmless against any and all claims, damages, losses, liabilities and expenses incurred, suffered or sustained by BDCC by reason of or relating directly or indirectly to the Financing Documents save and except any such claim, damage, loss, liability and expense resulting from the gross negligence or wilful misconduct of BDCC.

CONSENT:

The Borrower hereby authorizes and consents to the disclosure and use by BDCC of its name, identifying logo and the Financing to enable BDCC to publish promotional material; provided that the amount of the Financing shall not be disclosed. The Borrower acknowledges and agrees that BDCC shall be entitled to determine, in its sole discretion, whether to use such information; that no compensation will be payable by BDCC in connection therewith; and that BDCC shall have no liability whatsoever to the Borrower, or any of its employees, officers, directors, affiliates or shareholders in obtaining and using such information as contemplated herein.

SCHEDULES:	All Schedules have been inserted after the signature page and form an integral part of the Letter of Offer.

DEFINITIONS:	In the Letter of Offer, capitalized terms have the meanings described in Schedule “A”- Section I or Section II or are defined elsewhere in the text of the Letter of Offer.

GOVERNING LAW:

The Letter of Offer shall be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein. Any claim or suit for any reason whatsoever under this Letter of Offer shall be brought in the city of Toronto, province of Ontario, Canada, at the exclusion of any other judicial district which may have jurisdiction over such dispute as prescribed by law.

SUCCESSORS AND ASSIGNS:

The Letter of Offer shall be binding on and enure to the benefit of each Financing Party and BDCC and their respective successors and assigns. No Financing Party shall have the right to assign, in whole or in part, its rights and obligations under or pursuant to the Financing Documents without BDCC’s prior written consent.

ACCEPTANCE

The Letter of Offer and any modification of it may be executed and delivered by original signature, fax, or any other electronic means of communication acceptable to BDCC and in any number of counterparts, each of which is deemed to be an original and all of which taken together shall constitute one and the same Letter of Offer.

LANGUAGE CLAUSE: (QUEBEC ONLY)

The parties hereby confirm their express wish that the Letter of Offer and all related documents be drawn up in the English language.  Les parties reconnaissent leur volonté expresse que la présente lettre d’offre ainsi que tous les documents qui s'y rattachent soient rédigés en langue anglaise.

Should you have any questions regarding the Letter of Offer, do not hesitate to communicate with ● at ●.

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This __19____ day of ____April_____ 2016.

BDC CAPITAL INC.

By:_/s/ Susan Rocah_____________________________________

Vice President, Growth and Transition Capital

By:_/s/ Marvin Junop______________________________________

Director, Growth and Transition Capital

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CONSENT AND ACCEPTANCE

Each Financing Party hereby accepts the foregoing terms and conditions set forth above and in all attached Schedules.

Signed this __20____ day of April, 2016.

BIOAMBER SARNIA INC.

By:_/s/_Fabrice Orecchioni___________

President

By:_____________________________

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SCHEDULE A

SECTION I

DEFINITIONS

“Annual Gross Sales” means comprehensively (during a given financial year) the total amount of the actual selling price of the totality of the goods sold and the services rendered by a business carried on by all the companies whose annual gross sales are used for the purposes of this calculation (the “seller”) regardless of the place where the goods and services are sold, notably the following amounts:

(i)	the amounts received by the seller in consideration of the sale of goods, articles and merchandise;
(ii)	the amounts received by the seller in consideration of services rendered;
(iii)

the amounts received by the seller in consideration of the  sale or leasing of any property (including intellectual property) of the seller or other persons or the granting of a licence in respect of any such property;

(iv)	all the amounts received and receivable, whatever they may be; and
(v)	all the proceeds, if applicable, from insurance against operating losses and the insurance proceeds received in respect of any business of the seller in each case, regardless of whether these sales or these amounts received are certified by a cheque, cash, a credit, a charge account, instruments or otherwise, without any deduction permitted for bank charges, bad debt accounts, remuneration of a collection agency or bad debts, but does not include:

(i)

the amount of retail sales taxes or goods and services taxes imposed by any governmental authority directly on sales and collected from customers at the point of sale by the seller acting as a representative of such authority, provided that the amount of these taxes is added to the selling price, that it is not part of the indicated price of the article or the service and that it is actually paid by the seller to such authority;

(ii)	the refunds granted in consideration of merchandise sold to the seller, to the extent that the selling price of such merchandise has previously been included in the annual gross sales; and
(iii)	any refund on merchandise obtained from suppliers and manufacturers.

“Available Funds” – has the meaning set forth in Schedule B hereof, if applicable.

“Available Funds Coverage Ratio” – is calculated by dividing the Available Funds by the current portion of the long-term debt.

“BDCC’s Base Rate” - means the annual rate of interest announced by the Bank through its offices from time to time as its base rate applicable to each of BDCC's fixed interest rate plans then in effect for determining the fixed interest rates on Canadian dollar loans.

“BDCC’s Floating Base Rate” - means the annual rate of interest announced by the Bank through its offices from time to time as its floating rate then in effect for determining the floating interest rates on Canadian dollar loans.  The interest rate applicable to the Financing shall vary automatically without notice to the Financing Parties upon each change in BDCC’s Floating Base Rate.

“Change of Control” – means the effective sale or transfer of or change in the Control of any Person or any written or verbal agreement pursuant to which the Control of a Person is transferred from one Person to another, or the engagement to do any of the above.

“Control” – means holding directly or indirectly more than fifty percent (50%) of the voting shares of a Person.

“Corresponding Fixed Interest Rate Plan” means, at any time in respect of a prepayment, the fixed interest rate plan then being offered by BDCC to its clients equal to the number of years, rounded to the nearest year (minimum of one year), from the date such prepayment is received to the earlier of (i) the next scheduled Interest Adjustment Date, or (ii) the  Maturity Date.

“Excess Available Funds” has the meaning set forth in Schedule B hereof, if applicable.

“Financing” – shall have the meaning indicated in the preamble, or, as the context may require, at any time the unpaid principal balance of the Financing.

“Financing Documents” – means, collectively, the application for financing, the Letter of Offer, the security contemplated by the Letter of Offer and all other documents, instruments and agreements delivered in connection with the foregoing.

“Financing Party” – means either the Borrower or any of the Guarantors and “Financing Parties” means collectively each of the Borrower or Guarantors.

“IFRS” - means the International Financial Reporting Standards issued by the International Accounting Standards Board and adopted by the Accounting Standards Board as Canadian GAAP for publicly accountable enterprises and the ones which opt to adopt such standards.

“Interest Adjustment Date”- means, in respect of any fixed interest rate plan, the day after the Interest Expiration Date of such fixed interest rate plan.

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“Interest Expiration Date”- means the date on which a fixed interest rate plan expires.

“Material Adverse Change” – means (i) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of any Financing Party, (ii) a material impairment of the ability of any Financing Party to perform any of its obligations under any Financing Document, or (iii) a material adverse effect upon any substantial portion of the assets subject to security in favour of BDCC or upon the legality, validity, binding effect, rank or enforceability of any Financing Document.

“Person” – includes any individual, natural person, sole proprietorship, partnership, limited partnership, unincorporated association, syndicate or organization, any trust, body corporate, government agency, and a natural person in his or her capacity as trustee, executor, administrator, or other legal representative and any other form of organization or entity whatsoever.

“Private Enterprise GAAP” means the accounting standards for private enterprises, Part II CICA Handbook.

“Tangible Equity” – means the sum of the amount of the Financing; plus the share capital (except for preferred shares that are included in long-term debt, except if they are subordinated); plus retained earnings; plus subordinated loans or advances from the shareholders in favor of BDCC; minus loans or advances to the shareholders, directors, related or non-related businesses other than in the normal course of business; minus non-business assets.

“Term Debt” – means the sum of the long-term debt plus the capital leases including the current portion to be paid over the next 12 months; plus the book value of preferred shares subject to a formal redemption agreement that would set out precise amounts and dates, if any.

“Term Debt to Tangible Equity Ratio” – means the ratio of the Term Debt over the Tangible Equity.

“Working Capital” – means the total current assets minus the total current liabilities (within the meaning ascribed to them by Private Enterprise GAAP [IFRS], applied consistently) less future income tax expenses and less the account receivables due from related parties or outside the ordinary course of business and plus the current portion of the long-term debt due over the next twelve (12) months.

“Working Capital Ratio” – is calculated by dividing total current assets ((within the meaning ascribed to them by Private Enterprise GAAP [IFRS], applied consistently) less future income tax receivable, less account receivable due from related parties or outside the ordinary course of business by the total current liabilities excluding the current portion of the long-term debt due over the next twelve (12) months.

SECTION II

PREPAYMENT DEFINITIONS

“Prepayment Indemnity” – means the sum of the Present Values calculated for each Payment Date from the date of prepayment until the Maturity Date of the Financing.

“Interest Differential Charge” – means the sum of the Present Values calculated for each Payment Date from the date of prepayment until the Maturity Date of the difference between BDCC’s Base Rate on this Financing and BDCC’s Base Rate for the Corresponding Fixed Interest Rate Plan, which is applicable only if BDCC’s Base Rate on this Financing is greater than BDCC’s Base Rate at the time of a prepayment.

“Prepayment Bonus” – means the sum of the Interest Differential Charge and the Prepayment Indemnity.

“Present Values” – for the purpose of determining the Interest Differential Charge and the Prepayment Indemnity will be computed at a discount rate (“DR”) equal to (i) BDCC’s Base Rate for the Corresponding Fixed Interest Rate Plan as the discount rate in the case of a Financing subject to a fixed interest rate, or (ii) BDCC Floating Base Rate as the discount rate in the case of a Financing subject to a floating interest rate and the manner of such computation will be according to the following formula:

CF

____________

{1 + (DR /12)}t

Where:

► “CF” is the sum of: (i) the Variance (if positive) multiplied by the principal prepayment amount, (ii) the difference between BDCC’s Base Rate on this Financing and BDCC’s Base Rate for the Corresponding Fixed Interest Rate Plan (if positive and if the Financing is subject to Fixed Interest Rate Plan) multiplied by the principal prepayment amount, (iii) the financing management fees and (iv) if applicable, any fixed component of the Additional Return which would otherwise have been outstanding at the Payment Date until the Maturity Date;

► “DR” is the applicable discount rate; and

► “t” is the number of monthly periods between the prepayment date and the Maturity Date.

SECTION III

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to BDCC that:

1.

It is a partnership, trust or corporation, as the case may be, duly constituted, validly existing and duly registered or qualified to carry on business in each jurisdiction where it is required by applicable laws to be so registered or qualified.

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2.

The execution, delivery and performance of its obligations under the Letter of Offer and the other Financing Documents to which it is a party have been duly authorized and constitute legal, valid and binding obligations enforceable in accordance with their respective terms.

3.	It is not in violation of any applicable law, which violation could lead to a Material Adverse Change.

4.	No Material Adverse Change exists and there are no circumstances or events that constitute or would constitute, with the lapse of time, the giving of notice or otherwise, a Material Adverse Change.

5.	It is not in default under the Letter of Offer or any other Financing Document.

6.

All information provided by it to BDCC is complete and accurate and does not omit any material fact and, without limiting the generality of the foregoing, all financial statements delivered by it to BDCC fairly present its financial condition as of the date of such financial statements and the results of its operations for the period covered by such financial statements, all in accordance with Private Enterprise GAAP [IFRS].

7.

There is no pending or threatened claim, action, prosecution or proceeding of any kind including but not limited to non-compliance with environmental law or arising from the presence or release of any contaminant against it or its assets before any court or administrative agency which, if adversely determined, could lead to a Material Adverse Change.

8.

In respect of properties and assets charged pursuant to the Financing Documents, it has good and marketable title, free and clear of any encumbrances, except for what has been disclosed herein or has been accepted in writing by BDCC.

9.	It is the rightful owner or licensee of all its intellectual property with all right, title and interest in and to all of its intellectual property.

The foregoing representations and warranties shall remain in full force and true until the Financing is repaid in full.

SECTION IV

COVENANTS

The Borrower shall:

1.	Perform its obligations and covenants under the Financing Documents.

2.	Maintain in full force and effect and enforceable the Security contemplated by this Letter of Offer.

3.	Notify BDCC immediately of the occurrence of any default under the Letter of Offer or any other Financing Documents.

4.	Comply with all applicable laws and regulations.

5.

Keep all its assets insured for physical damages and losses on an “All-Risks” basis for their full replacement value and cause all such insurance policies to name BDCC as loss payee as its interests may appear. The policies shall also name BDCC as mortgagee and include a standard mortgage clause in respect of buildings over which BDCC holds security and, as further security, assign or hypothecate all insurance proceeds to BDCC; and

If requested by BDCC, maintain adequate general liability insurance and environmental insurance or any other type of insurance it may reasonably require to protect it against any losses or claims arising from pollution or contamination incidents and to provide certified copies of such policies.

6.	Notify BDCC immediately of any loss or damage to its property.

7.

Without limiting the generality of paragraph 4 above, in relation to its business operations and the assets and projects of its business, operate in conformity with all environmental laws and regulations; make certain that its assets are and will remain free of environmental damage; inform BDCC immediately upon becoming aware of any environmental issue and promptly provide BDCC with copies of all communications with environmental authorities and all environmental assessments; pay the cost of any external environmental consultant engaged by BDCC to effect an environmental audit and the cost of any environmental rehabilitation or removal necessary to protect, preserve or remediate the assets, including any fine or penalty BDCC is obligated to incur by reason of any statute, order or directive by a competent authority.

8.	Promptly pay all government remittances, assessments and taxes including real estate taxes and provide BDCC with proof of payments as BDCC may request from time to time.

9.	Promptly furnish to BDCC such information, reports, certificates and other documents concerning any Financing Party as BDCC may reasonably request from time to time.

10.

Not engage in, or permit its premises to be used by a tenant or other person, for any activity which BDCC, from time to time, deems ineligible, including without limitation any of the following ineligible activities:

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a)

businesses that are sexually exploitive or that are inconsistent with generally accepted community standard of conduct and propriety, including those that feature sexually explicit entertainment, products or services; businesses that are engaged in or associated with illegal activities; businesses trading in countries that are proscribed by the Federal Government;

b)	businesses that operate as stand-alone nightclubs, bars, lounges, cabarets, casinos, discotheques, video arcades, pool and billiard halls, and similar operations;

c)	businesses that promote nudism and naturism.

BDCC’s finding that there is an ineligible activity will be final and binding between the parties and shall not be subject to review. The prohibition set out in this paragraph 10 shall also apply to any entity that Controls, is Controlled by, or that is under the common control with, any Financing Party.

11.

In the event that one or several related corporations are incorporated or acquired, including all new subsidiaries and sister companies of the Borrower, these new entities shall ratify and become a party to this Letter of Offer as co-borrower or guarantor at the sole discretion of BDCC. BDCC may require that these new entities grant in favour of BDCC security which shall be registered on their assets to guarantee their respective obligations and the obligations and the Financing pursuant to this Letter of Offer.

NEGATIVE COVENANTS

Without the prior written consent of BDCC, the Borrower shall not:

1.	Change the nature of its business.

2.

Amalgamate, merge, acquire or otherwise combine its business, or create an affiliated company (“affiliate” having the meaning given to it in the Canada Business Corporations Act), or sell or otherwise transfer a substantial part of its business or any substantial part of its assets, or grant any operating license.

3.	Permit any of its shareholders to sell or transfer their shares in the capital stock of such Financing Party save and except shares listed on a recognized stock exchange acceptable to BDCC.

4.	Permit any Change of Control of such Financing Party or change the capital structure of such Financing Party by contractual or other means.

5.	Permit any change in the shareholding of such Financing Party, except for options issued to employees under an approved stock option plan.

6.

Allow a loan to be sought or extended, an investment to be made, a guarantee to be given, and no asset securing the Financing shall be pledge or hypothecated to another creditor, whether done for the benefit of the Borrower or for the benefit of a third party.

7.

Except for Permitted Distributions, declare a dividend on, or redeem or repay any obligation in respect of any shares in its capital. In addition, any advance or transfer of funds in any form whatsoever shall be made to the ultimate shareholders and/or to the corporations they own.

8.	Make any modifications to the end date of its fiscal year, its accounting standards and/or policies.

SECTION V

EVENTS OF DEFAULT

1.	Any Financing Party fails to pay any amount owing under or pursuant to the Financing Documents.

2.	Any Financing Party fails to comply with or to perform any provision of the Letter of Offer or any other Financing Documents.

3.

Any Financing Party is in default under any other agreement with BDCC or any third party for the granting of a loan or other financial assistance and such default remains unremedied after any cure period provided in such other agreement.

4.	Any representation or warranty made by any Financing Party herein or in any other Financing Document is breached, false or misleading in any material respect, or becomes at any time false.

5.

Any schedule, certificate, financial statement, report, notice or other writing furnished by any Financing Party to BDCC in connection with the Financing is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

6.

Any Financing Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay its debts as they become due; or any Financing Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Financing Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Financing Party or for a

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substantial part of the property of such Financing Party; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Financing Party; or any Financing Party takes any action to authorize, or in furtherance of, any of the foregoing.

7.	The Borrower ceases or threatens to cease to carry on all or a substantial part of its business.

8.	The occurrence of a Change of Control of the Borrower from the date of the application of financing.

9.	The occurrence, in the opinion of BDCC, of a Material Adverse Change.

SECTION VI

GENERAL TERMS AND CONDITIONS

Each Financing Party agrees to the following additional provisions:

Interest Cap

If the aggregate amount of charges payable as interest, additional interest, interest on arrears, or any other charges paid or payable in connection with the Financing (collectively the “Charges”) at any time whatsoever would constitute the application of an effective annual rate of interest in excess of the limit permitted by any applicable law, then the Charges shall be reduced so that the charges paid or payable shall not exceed the maximum permissible under such law. Any excess which has been paid will be refunded by BDCC within ten business days following BDCC’s determination of the amount to be refunded.

Other Available Interest Rate Plans

If applicable, the Borrower having selected a floating interest rate plan may select BDCC available fixed interest rate plan. The expiry date of the selected plan shall occur after the initial Maturity Date or subsequently amended Maturity Date of the Financing. If the Borrower so selects any fixed rate plan before the Acceptance Date, it shall be based on BDCC’s Base Rate in effect on the Authorization Date. If the selection is made after the Acceptance Date, the Borrower will have to pay to BDCC applicable fee and the interest rate shall be based on BDCC’s Base Rate then in effect. The new rate shall become effective on the fourth day following receipt of the request by BDCC.

However, in the event of a period of increased interest rate volatility, which will be determined by a fluctuation of greater than 0.5% during the same transaction day of the yield to maturity of the five-year Canada bond benchmark, BDCC reserves the right to suspend the borrower’s right to switch from a floating interest rate plan to a fixed interest rate plan.

Interest Adjustment Date

If the Financing is not paid in full by the Interest Adjustment Date, BDCC will set a new interest rate plan based on the revised Interest Adjustment Date of the Financing at BDCC’s Base Rate then in effect adjusted by the Variance and shall then notify the Borrower.

In the event BDCC should demand repayment of the Financing by reason of an event of default, any fixed interest rate applicable at the time of demand shall continue to apply to the Financing until full repayment and shall not be adjusted at the next Interest Adjustment Date.

Pre-Authorized Payment System

All payments provided for in the Letter of Offer must be made by pre-authorized debits from the Borrower’s bank account.  The Borrower shall sign all documentation required to that effect and provide a sample cheque marked void.

Application of Payments

All payments will be applied in the following order:

1.	any Prepayment Bonus (including the monthly interest and Interest Differential Charge);
2.	protective disbursements;
3.	standby fees (arrears and current);
4.	arrears, in the following order: transaction fees, administration fees, management fees, Royalties, bonuses or other premiums, interest and principal;
5.	current balances, in the following order: transaction fees, management fees, Royalties, bonuses or other premiums, interest and principal;
6.	cancellation fees; and
7.	other amounts due and payable under the Financing Documents.

Other than regular payments of principal and interest, BDCC may apply any other monies received by it, before or after default, to any debt the Borrower may owe BDCC under or pursuant to the Letter of Offer or any other agreement and BDCC may change those applications from time to time in its sole discretion.

Consent to Disclosure and Exchange of Information

Each Financing Party authorizes BDCC, at any time and from time to time, (i) to obtain financial, compliance, account status and any other information about a Financing Party and its respective business from its accountants, its auditors, any financial institution, creditor, credit reporting or rating agency, credit bureau, governmental department, body or utility, and (ii) to disclose and exchange information with any financial institution relating to, in connection with or arising from the business of any Financing Party which BDCC may currently have or subsequently obtain.

Each Financing Party recognizes that in accordance with prudent business practices to « know your client » and in accordance with its internal policies, BDCC may be required to obtain, verify, maintain information regarding the Financing Parties, their directors, theirs officers duly authorized to sign,

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their shareholders or other persons who exercise control over each Financing Party. Each Financing Party agrees to provide without delay all information, including supporting documents and other evidence that BDCC, or a potential assignee or another company with an interest in BDCC, acting reasonably, could ask to comply with internal policies or legislation in the fight against the laundering of proceeds of crime or financing of terrorist activities that apply to them.

Notices

Notices must be in writing and may be given in person, or by letter sent by fax, mail, courier or electronically; if to a Financing Party, at its address above or such other addresses as the Financing Party may advise BDCC in writing, or if to BDCC, at BDCC's address above.

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